AMENDED AND RESTATED EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of September 27, 1999 between Badgley, Phelps and Bell, Inc. (the
"Adviser") and Badgley Funds, Inc. (the "Company") on behalf of the Badgley Growth Fund (the "Growth Fund") and the Badgley Balanced Fund (the "Balanced Fund")
(collectively, the "Funds") and amends and restates the Expense Cap/Reimbursement Agreement dated as of June
30, 1999.

     WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Funds' operating expenses to ensure that the Funds' total operating expenses do not exceed the levels described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that until September 30, 2000, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Company and the Adviser dated June 23, 1998, and/or assume expenses for the Fund to the extent necessary to ensure that the Growth Fund's total operating expenses (on an annual basis) do not exceed 1.50% of the Growth Fund's average daily net assets and that the Balanced Fund's total operating expenses (on an annual basis) do not exceed
1.30% of the Balanced Fund's average daily net assets.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.



                              BADGLEY, PHELPS AND BELL, INC.



                              By: /s/ Steven C. Phelps
                              -------------------------
                              Its: President
                              -------------------------

                              BADGLEY FUNDS, INC.


                              By: /s/ Otis P. Heald III
                              -------------------------------
                                 Otis P. Heald III, President